Exhibit 99.1
News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Promotes Key Leaders to Position for Future Growth

•	Conner, Muilenburg promoted to corporate vice chairmen

•	Muilenburg named Boeing president and chief operating officer

•	Chadwick to head Boeing Defense, Space & Security

•	Lavender to lead military aircraft unit

CHICAGO, Dec. 18, 2013 – Boeing Chairman, President and CEO Jim McNerney today announced the promotion of two top executives to vice chairmen, the naming of a company president and chief operating officer, and the selection of new leaders for Boeing Defense, Space & Security and Boeing Military Aircraft.
Effective Dec. 31:

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Dennis A. Muilenburg is named Boeing vice chairman, president and chief operating officer. Muilenburg, currently Boeing executive vice president and president and CEO of Boeing Defense, Space & Security, will join the corporate team in Chicago and will share oversight with McNerney of the day-to-day business operations of the company.

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Raymond L. Conner is promoted to Boeing vice chairman, president and CEO, Boeing Commercial Airplanes. Conner has led the Commercial Airplanes unit since June 2012 and will remain based in Seattle to continue overseeing that growing business, which now accounts for more than 60 percent of Boeing revenues.

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Christopher M. Chadwick is appointed Boeing executive vice president, president and CEO, Boeing Defense, Space & Security, replacing Muilenburg. Chadwick will remain based in St. Louis, where he currently serves as president of Boeing Military Aircraft, the largest division of the unit he will lead.

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Shelley K. Lavender will replace Chadwick as the leader of Boeing Military Aircraft. She currently serves as vice president and general manager of Integrated Logistics for the Global Services & Support business within Boeing Defense, Space & Security.

“Through a concerted effort, we have developed a deep and highly effective executive team across all levels of Boeing,” said McNerney. “Today’s announcement recognizes the tremendous performance, experience and leadership strength that Dennis, Ray, Chris and Shelley bring to our company. We will continue to leverage and grow their capabilities and experience, and that of other talented company leaders, to support our customers and achieve our near- and long-term business goals,” he added.
In their new roles as corporate vice chairmen, Conner and Muilenburg will join with McNerney in managing a number of core Boeing corporate processes and activities, and in continuing to drive seamless One Boeing strategies and execution across the enterprise. This One Boeing approach has proven to be a competitive advantage in domestic and international markets, and in driving efficiencies throughout the company’s operations.
As Boeing scales up for growth, Muilenburg, as president and COO, will share with McNerney oversight of the company’s business operations and focus on specific growth enablers, including important global relationships and development program performance.
Muilenburg, Chadwick and Lavender will work together to ensure smooth transitions of customer and other business relationships. Chadwick also will become a member of the company’s executive council. Lavender’s successor will be named later.

Biographical Highlights
Muilenburg, 49, has 28 years of Boeing experience, having joined its Seattle military aircraft division in 1985. He has overseen the $33 billion, 58,000-person Defense, Space & Security business since September 2009. Previously, he was president of the unit’s Global Services & Support business. Before that, he led Boeing Combat Systems division and was program manager for Future Combat Systems. Earlier, he was vice president of Programs & Engineering for Boeing Air Traffic Management, director of Weapon Systems for the Boeing Joint Strike Fighter entry, and held program management and engineering positions on F-22, Airborne Laser, High Speed Civil Transport and the Condor reconnaissance aircraft.
Muilenburg earned a bachelor's degree in aerospace engineering from Iowa State University and a master's in aeronautics and astronautics from the University of Washington.
Conner, 58, is a 35-year company veteran who began his career as an airplane mechanic. Prior to his current role, he led the unit’s Sales, Marketing and Commercial Aviation

Services. Before that, he was vice president and general manager of Supply Chain Management and Operations, responsible for business conducted with thousands of global suppliers, as well as the performance of the company's in-house manufacturing, quality, fabrication and propulsion systems divisions. Among many other leadership roles held during his career, Conner served as vice president and general manager of the 777 and 747 programs, vice president of sales for the Americas and Asia-Pacific regions, and director of finance and information systems.
Conner holds a bachelor’s degree from Central Washington University and a master’s in business administration from the University of Puget Sound.
Chadwick, 53, has 31 years of Boeing aerospace experience. He has led Boeing Military Aircraft, which employs more than 20,000 people at 11 major domestic locations and offices around the world, since March 2009. Previously he served as vice president and general manager of Global Strike Systems, home to the company’s tactical fighter and weapons programs. Other prior leadership roles included vice president of F/A-18 programs; program manager for the Bell-Boeing MV-22 and CV-22 Osprey programs; and a variety of engineering, program management and business development assignments.
Chadwick holds a bachelor’s degree in electrical engineering from Iowa State University and a master’s in business administration from Maryville University.
Lavender, 49, a 25-year company veteran, previously served as vice president and general manager of Global Strike Systems for Boeing Military Aircraft. There she oversaw Boeing’s portfolio of strike-fighters and attack helicopters, including the F/A-18E/F Super Hornet, EA-18G Growler, F-15 Strike Eagle, F-22 Raptor and AH-64D Apache. Prior positions included vice president and chief engineer for Boeing Military Aircraft, F/A-18E/F program manager and F/A-18 chief engineer. Lavender began her aerospace career in 1986 on the F-15 APG-70 Radar Program at Hughes Aircraft Company. She joined Boeing as an avionics engineer in 1988.
Lavender holds a bachelor’s degree in computer engineering from the University of Illinois and a master’s in business administration from Washington University.
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Contact:
John Dern
Boeing Communications
(312) 544-2002